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Investors:	Media:
Ann Tanabe	Dan Budwick
Encysive Pharmaceuticals	BMC Communications
(713) 796-8822	(212) 477-9007 ext. 14
dbudwick@bmccommunications.com
Hershel Berry
The Trout Group
(415) 392-3385

FOR IMMEDIATE RELEASE

ENCYSIVE PHARMACEUTICALS ANNOUNCES TOPLINE DATA FROM
STRIDE-2 PIVOTAL TRIAL IN PAH

100 mg Thelin™ Dose Achieves Statistical Significance over Placebo with Favorable Safety Profile

HOUSTON- February 14, 2005- Encysive Pharmaceuticals (Nasdaq: ENCY) today announced topline results from the Company’s multi-center, pivotal Phase III STRIDE-2 (Sitaxsentan To Relieve ImpaireD Exercise) trial to evaluate the safety and efficacy of Thelin™ (sitaxsentan) in patients with pulmonary arterial hypertension (PAH).

The trial met its primary endpoint of improved six minute walk (6MW) distance in patients receiving a 100 mg dose of Thelin, with a placebo-subtracted improvement of 31.4 meters (p=0.03). A 50 mg dose of Thelin improved 6MW by 24.2 meters, and bosentan (Tracleer®), currently the only approved oral agent for treating PAH, improved 6MW by 29.5 meters. As expected, placebo patients worsened in 6MW over the 18-week period of the trial. World Health Organization (WHO) functional class also improved significantly at the 100 mg dose of Thelin versus placebo (p=0.04). There were five clinical worsening events in the 100 mg patient group, seven events in the 50 mg group, 15 events in the bosentan group, and 13 for placebo.

The 100 mg dose of Thelin continued to demonstrate an encouraging safety profile. Liver function abnormalities (elevation in liver enzymes to levels >3 times the upper limit of normal) occurred in 3% of patients in the 100 mg Thelin group, compared to 5% in the 50 mg Thelin group, 11% in the bosentan group and 6% in the placebo group. Premature discontinuations due to safety or efficacy occurred in four patients at the 100 mg Thelin dose, eight at the 50 mg Thelin dose, nine in the bosentan group and 11 in the placebo group. Of these patients, adverse events contributed to the discontinuation of two patients in the 100 mg Thelin group, four in the 50 mg group, six in the bosentan group and six in the placebo group.

No serious bleeding episodes were reported in the study. Three patients had bleeding episodes in the presence of elevated international normalized ratios (INRs), one each on

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placebo, 50 and 100 mg of Thelin. The most frequent adverse events that occurred in patients receiving Thelin, which were more common than in placebo-treated patients, were peripheral edema (100 mg), insomnia (50 mg), chest discomfort (50 mg), sinus congestion (100 mg), nausea (50 mg), upper abdominal pain (50 mg) and increased INR (100 mg).

“We are extremely pleased with the performance of Thelin in STRIDE-2,” commented Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “We will present more details from this trial at appropriate medical meetings over the next several months and we are now focused on filing a New Drug Application (NDA) with the U.S. Food and Drug Administration in April 2005 to seek marketing authorization. This NDA submission will be closely followed by marketing applications in Europe and other territories.”

Additional Study Details
STRIDE-2 was an 18-week Phase III, randomized, double-blind, placebo-controlled safety and efficacy study of Thelin with an open-label bosentan arm in patients with PAH. Patients were randomized to receive one of four treatments: 50 mg of Thelin once daily, 100 mg of Thelin once daily, placebo once daily, or bosentan twice daily. A total of 246 patients were enrolled at 55 centers in North America, Europe, Israel and Australia.

Conference Call/Investor Presentation Information
The Company will hold a live investor presentation in Manhattan to be made accessible via teleconference and webcast, beginning at 8:15 a.m. EST. Investors are invited to attend the presentation at the Four Seasons Hotel, 57 E. 57th Street, New York, NY (Cosmopolitan Suite).

To participate via teleconference, dial 1-800-901-5213; passcode 53735498 (international dial in: 617-786-2962). The presentation can also be monitored via the internet at http://www.encysive.com.

A replay of the webcast will be available on the Company’s website through Monday, March 14, 2005. A replay of the call can also be accessed until the same date by dialing 1-888-286-8010; passcode 76025230.

About Thelin and PAH
Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath,

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limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin.

About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin™, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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